                         RESOLUTION OF THE SHAREHOLDERS OF

                        PACIFIC REAL ESTATE INVESTMENT TRUST

                              ADOPTED FEBRUARY 4, 1998


    Resolved that the dissolution, termination and liquidation of Pacific Real Estate Investment Trust, through a series of transactions described in the proposed Plan of Dissolution, Termination and Liquidation, in the form attached as Exhibit A to that certain Proxy Statement, dated December 10, 1997, in connection with the Special Meeting of Shareholders in Lieu of the Annual Meeting of Shareholders of Pacific Real Estate Investment Trust, be approved.